Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in this Registration Statement of PhyMatrix Corp. on Form S-8 of our report dated October 20, 1997 on our audits of the supplemental consolidated financial statements of PhyMatrix Corp. as of January 31, 1997 and for the year ended January 31, 1997 and the supplemental combined financial statements of PhyMatrix Corp. as of December 31, 1995 and for the years ended December 31, 1995 and December 31, 1994 appearing in the Current Report of PhyMatrix Corp. on Form 8-K dated October 6, 1997.



Coopers & Lybrand L.L.P.
Boston, Massachusetts
November 25, 1997